Exhibit 10.18

20 June 2019

Paul Paradis,

4428 Vincent Avenue S

Minneapolis, MN, 55410

Dear Paul:

Sezzle Inc., a Delaware corporation (the “Company”), is pleased to offer you the revised terms of employment described below, which shall become effective upon 21 June 2019 (the “Effective Date”).

1. Position. You will serve in a full-time position as Chief Revenue Officer. Your primary duties will be providing vision, leadership, strategy, and executing on the Company’s mission. You shall have the normal duties, responsibilities, and authority of an employee serving in your position, subject to any modifications by the Company, and shall perform those duties and responsibilities to the best of your abilities in a diligent, trustworthy, businesslike and efficient manner. While in this position, you shall report directly to the Chief Executive Officer. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2. Compensation and Employee Benefits. You will be paid a salary at the rate of US$200,000 per year, payable on the Company’s regular payroll dates. You also will be eligible for other Company-provided benefits pursuant to Company policy, which may be changed at the Company’s discretion. The benefits currently available in association with your employment with the Company are set out in the attached Appendix A and any other applicable policies, plan documents, or related materials.

3.	Employee Stock Option Plan.

A.	Eligibility. You are entitled to participate in the Company’s Employee Stock Option Plan, under the terms and conditions set forth therein.

B.	Effect of Termination on Employee Stock Option Plan. The Company agrees that, if a Change of Control occurs and your employment is terminated by the Company any successor or other new owner either (a) in connection therewith or (b) within 36 months following the Change of Control, all options issued to you under the Company’s Employee Stock Option Plan will immediately vest and become exercisable in accordance with their terms. For the purpose of this paragraph 3 and its subparts, “Change of Control” has the meaning given to that term in the Company’s Employee Stock Option Plan from time to time.

Sezzle Inc. | sezzle.com | (651) 504-5294 | 251 1st Ave N, Ste 200, Minneapolis, MN 55401

4. Proprietary Information, Inventions, Non-Competition and Non-Solicitation. If you previously have entered into a Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement with the Company (“Fair Competition Agreement”), that Fair Competition Agreement shall remain in full force and effect, and shall not be altered or superseded by this letter, except with respect to a matter where this letter and the Fair Competition Agreement directly conflict (such as with respect to your term of employment), in which case this letter shall control. If you have not entered into any Fair Competition Agreement with the Company, you will be required to do so as a condition of your employment with the Company, and as consideration for the promises and obligations provided by the Company in this letter.

5. Term of Employment. You shall be employed by the Company indefinitely, except that, subject to the remaining provisions of this paragraph 5, the employment relationship may be terminated:

(a) at any time upon written agreement between yourself and the Company;

(b) by the Company immediately and without prior notice upon a Termination for Cause;

(c) immediately upon your death or a Permanent Disability (as defined below);

(d) by the Company, other than a Termination for Cause, with advance written notice of at least 12 months; or

(e) by yourself, with advance written notice of at least 12 months.

A. Termination for Cause. Notwithstanding any other provision in this letter, your employment relationship will end immediately upon a Termination for Cause. Termination for Cause will exist if the Company terminates the employment relationship due to: (i) materially dishonest or disparaging statements or acts by you pertaining to your employment and causing the Company to incur material damage, loss, or other harm; (ii) your failure or refusal to perform adequately your duties and responsibilities or comply with any valid and legal directive; (iii) a material violation by you of any applicable policies or rules; (iv) your negligence or willful misconduct in connection with your employment causing the Company to incur material damage, loss, or other harm; or (v) a material breach by your of your obligations under this letter or any Fair Competition Agreement. In the event of a Termination for Cause, you shall be entitled to your salary only through your final date of employment, and you shall not be entitled to compensation for any portion of the Notice Period.

Sezzle Inc. | sezzle.com | (651) 504-5294 | 251 1st Ave N, Ste 200, Minneapolis, MN 55401

B. Notice Period. In the event the Company provides you with written notice of termination as set forth above, except in the event of a Termination for Cause, the Company may decide, in its sole discretion, to:

(a) elect to make payment to you in lieu of notice instead of requiring or permitting you to work for part, or all, of the notice period, in which case your employment ends at the time elected; or

(b) remove any or all of your job duties and authority during the Notice Period, with the understanding that you shall nevertheless receive your regular compensation through the conclusion of the Notice Period (“Notice Period Compensation”).

C. Release Agreement. In exchange for any Notice Period Compensation, the Company may require you to accept and enter into a release agreement, in a form acceptable to the Company, that releases any claims or causes of action you may have against the Company and certain affiliated individuals and entities.

D. Permanent Disability. A “Permanent Disability” will exist if you, because of accident, disability, or physical or mental illness, become incapable either on an indefinite basis or for a period amounting in the aggregate to 90 days within any one period of 365 days of performing your key duties to the Company or any Company-Related Party, as determined by a licensed physician reasonably selected by the Company’s CEO. The physician’s determination that you have a Permanent Disability will be final and binding for purposes of determining the rights and obligations of you and the Company under this Agreement.

6. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company, and you shall comply with the terms of any Fair Competition Agreement.

7. Taxes, Withholding and Required Deductions. All forms of compensation or benefits referred to in this letter are subject to all applicable taxes, withholding and any other deductions required by applicable law.

8. Miscellaneous.

(a) Company Policies. In addition to the obligations set forth in this letter, you will be responsible for following all applicable Company rules, policies, and procedures. The Company shall make such rules, policies, and procedures available to you in writing.

(b) Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of Minnesota, without giving effect to principles of conflicts of law.

Sezzle Inc. | sezzle.com | (651) 504-5294 | 251 1st Ave N, Ste 200, Minneapolis, MN 55401

(c) Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and, except as noted below, supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof (including, but not limited to, by superseding the terms of any prior offer letter between you and the Company). Notwithstanding the foregoing in this subparagraph, this letter shall not alter or supersede the terms of any Indemnification Agreement between you and the Company or, as set forth further above, the terms of any Fair Competition Agreement between you and the Company. The terms and conditions of this letter may not be changed other than by an express written agreement signed by you and executed by the Company.

(d) Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

(e) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

Sezzle Inc. | sezzle.com | (651) 504-5294 | 251 1st Ave N, Ste 200, Minneapolis, MN 55401

If you wish to accept this revised letter, please sign and date both the enclosed duplicate original of this letter and return them to me. This offer, if not accepted, will expire at the close of business on 21 June 2019.

SEZZLE INC.

By:	/s/ Charles G. Youakim
Charles G. Youakim

Title:	Chief Executive Officer

ACCEPTED AND AGREED TO BY:

/s/ Paul V. Paradis
Paul V. Paradis

06 / 21 / 2019
Date

Sezzle Inc. | sezzle.com | (651) 504-5294 | 251 1st Ave N, Ste 200, Minneapolis, MN 55401

Appendix A

Employment Benefits (clause 2)

The following are the benefits currently available in association with your employment with Sezzle Inc., a Delaware corporation (the “Company”). Please note that these are subject to change at the Company’s discretion, and are governed by any other applicable policies, plan documents, or related materials.

1	Vacation Benefit.

The Company has a 2 week vacation policy for all new hires. At your 1-year anniversary your vacation benefit will increase to 3 weeks per year. At your 4-year anniversary your vacation benefit will increase to 4 weeks per year. The maximum accumulated vacation balance is 4 weeks. All vacation requests must be approved by your manager and there is no guarantee a request will be approved. If an event comes up that requires additional time off please talk with your manager.

2	Sick/Emergency Leave Benefit.

The Company has a 1 week sick policy. If you are sick, let your supervisor know as soon as you can and please stay home. In the case of an emergency leave request, please let your supervisor know as far in advance as possible.

3	Paternity/Maternity Leave.

We love additions to the Sezzle family, and so should you. Fathers are allowed 4 weeks of paid paternity leave and mothers are allowed 12 weeks of paid maternity leave. You also will be entitled to any leave that is available by law (including, but not limited to, the Family and Medical Leave Act), which shall run concurrently with this paid maternity or paternity leave.

4	Health Insurance.

The Company provides employees with insurance through Health Partners. Please see the attached for details on that plan. The applicable plan documents will govern the terms of the insurance coverage.

5	Vision/Dental Coverage.

The Company also offers a vision and dental package. Please see the attached for details on these plans. The applicable plan documents will govern the terms of the insurance coverage.

Sezzle Inc. | sezzle.com | (651) 504-5294 | 251 1st Ave N, Ste 200, Minneapolis, MN 55401

6	401k.

The Company offers employees of the company the option of enrolling in both a Roth and traditional 401k. Please see the SEZZLE 401(K) PLAN SUMMARY PLAN DESCRIPTION.

7	Sezzle Employee Stock Option Plan.

The Company has an employee stock option plan that allows the company to reward employees with ownership in the company. Awards are granted based on your performance in the Company. The applicable plan documents will govern the terms of the employee stock option plan and awards granted thereunder.

Sezzle Inc. | sezzle.com | (651) 504-5294 | 251 1st Ave N, Ste 200, Minneapolis, MN 55401

Audit Trail

TITLE	Paul's employment agreement

FILE NAME	Paul Paradis Offe...t (20.06.19).DOCX

DOCUMENT ID	990ec784690a3b703f8327c00bb02253d5688766

STATUS	● Completed

Document History

06/20/2019 11:46:16 UTC-6	Sent for signature to Charles G. Youakim (charlie.youakim@sezzle.com) and Paul V. Paradis
(paul.paradis@sezzle.com) from don.mcconnell@sezzle.com IP: 65.126.92.250

06/20/2019	Viewed by Charles G. Youakim (charlie.youakim@sezzle.com)
14:49:27 UTC-6	IP: 172.56.12.69

06/20/2019 14:49:39 UTC-6	Signed by Charles G. Youakim (charlie.youakim@sezzle.com) IP: 172.56.12.69

06/20/2019 18:40:26 UTC-6	Viewed by Paul V. Paradis (paul.paradis@sezzle.com) IP: 61.238.159.38

06/20/2019 18:41:17 UTC-6	Signed by Paul V. Paradis (paul.paradis@sezzle.com) IP: 61.238.159.38

06/20/2019 18:41:17 UTC-6	The document has been completed